SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or  ss. 240.14a-12

                                 COACH USA, INC.
                                 ---------------
                (Name of Registrant as Specified In Its Charter)

                   ------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)     Title of each class of securities to which transaction applies:

              -----------------------------------------------------------------

       2)     Aggregate number of securities to which transaction applies:

              -----------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              -----------------------------------------------------------------

       4)     Proposed maximum aggregate value of transaction:

              -----------------------------------------------------------------

       5)     Total fee paid:

              -----------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  --------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  --------------------------------------------------

         3)       Filing Party:

                  --------------------------------------------------

         4)       Date Filed:

                  --------------------------------------------------

                           [Coach USA Letterhead/Logo]

                                   May 5, 1997





To Our Stockholders:

         On behalf of the Board of Directors, I cordially invite all stockholders to attend the Annual Meeting of Coach USA, Inc. to be held on Thursday, June 5, 1997, at 1:30 p.m. at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company's 1996 Annual Report, which are not a part of the proxy materials, is also enclosed and provide additional information regarding the financial results of the Company in 1996.

         We hope that you will be able to attend the annual meeting. Your vote is important. If you cannot be present, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the meeting.

                                             Sincerely,



                                             Richard H. Kristinik,
                                             Chairman of the Board of Directors,
                                             Chief Executive Officer

                                 COACH USA, INC.
                             One Riverway, Suite 600
                              Houston, Texas 77056

                           ---------------------------


                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 5, 1997

                           ---------------------------



TO THE STOCKHOLDERS:

         The 1997 Annual Meeting of Stockholders of Coach USA, Inc., (the "Company"), will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024 at 1:30 p.m. on Thursday, June 5, 1997, for the following purposes:

         1. To elect four Class I directors of the Company to hold office until the third succeeding annual meeting of stockholders after their election (the 2000 Annual Meeting) and until their respective successors shall have been elected and qualified.

         2. To consider and act upon a proposal of the Board of Directors of the Company to approve and adopt the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 100,000,000.

         3. To ratify the selection of Arthur Andersen LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 1997.

         4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The holders of record of the Company's common stock at the close of business on April 7, 1997 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

                                       By Order of the Board of Directors,



                                       Douglas M. Cerny
                                       Secretary
Houston, Texas
May 5, 1997

                                 COACH USA, INC.
                             One Riverway, Suite 600
                              Houston, Texas 77056

                           ---------------------------


                                 PROXY STATEMENT

                           ---------------------------


                             MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 5, 1997


         This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Coach USA, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders or any postponement or adjournment thereof (the "Annual Meeting") to be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024 at 1:30 p.m. on Thursday, June 5, 1997 for those purposes set forth in the notice attached hereto. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about May 5, 1997.

RECORD DATE AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on April 7, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, the Company had outstanding and entitled to vote 18,151,440 shares of its common stock, par value $.01 per share ("Common Stock"). There are no other classes of voting securities of the Company outstanding. Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the proposals set forth in the notice attached hereto.

         The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the Annual Meeting to constitute a quorum, the Annual Meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Abstentions are counted as "shares present" at the meeting for purposes of determining the presence of a quorum while broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered "shares present" with respect to any matter.

         The election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock. Cumulative voting for the election of directors is not permitted. The approval of all other matters will require the affirmative vote of holders of a majority of the shares present in person or represented by duly executed proxy at the Annual Meeting and entitled to vote on the subject matter. Accordingly, abstentions will have no effect on the outcome of the election of directors but with respect to any other proposal will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

REVOCATION OF PROXY

         Stockholders submitting proxies may revoke them at any time before they are voted on by (i) notifying Douglas M. Cerny, Secretary of the Company, in writing of such revocation, (ii) by execution of a subsequent proxy sent to Mr. Cerny, or (iii) by attending the Annual Meeting in person and giving notice of revocation. Notices to Mr. Cerny referenced in (i) and (ii) should be directed to Douglas M. Cerny, Secretary, Coach USA, Inc., One Riverway, Suite 600, Houston, Texas 77056.

SOLICITATION EXPENSES

         The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

         The Company's Annual Report to Stockholders for the year ended December 31, 1996, including consolidated financial statements, is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                       ELECTION OF DIRECTORS (Proposal 1)

         The Company's Amended and Restated Certificate of Incorporation provides for three classes of Directors as nearly equal in number as possible. The term of office of Class I directors expires at the 1997 Annual Meeting, the term of office of Class II directors expires at the 1998 Annual Meeting (i.e., one year of the term remaining), and the term of office of Class III directors expires at the 1999 Annual Meeting (i.e., two years of the term remaining). The directors whose terms will expire at the 1997 Annual Meeting are Frank P. Gallagher, Lawrence K. King, William J. Lynch and Thomas A. Werbe, all of whom have been nominated to stand for reelection at the 1997 Annual Meeting to hold office until the 2000 Annual Meeting and until their successors are elected and qualified.

NOMINEES FOR ELECTION

         CLASS I -- TERMS EXPIRING AT 2000 ANNUAL MEETING

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MESSRS. GALLAGHER, KING, LYNCH AND WERBE AS DIRECTORS TO HOLD OFFICE UNTIL THE 2000 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. THE SHARES OF COMMON STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE
ELECTION OF THESE NOMINEES UNLESS OTHERWISE SPECIFIED.

         Frank P. Gallagher, age 53, became a director in May 1996 and is the Senior Vice President- Corporate Development of the Company and President and Chief Executive Officer of Community Coach, Inc. and related entities, all of which are subsidiaries of the Company ("Community"). Mr. Gallagher has been President and Chief Executive Officer of Community Coach, Inc. since 1969. Mr. Gallagher currently serves as the President of the New Jersey Motor Bus Association and President of the Bus Park of Atlantic City, a bus parking cooperative.

         Lawrence K. King, age 40, became a director in, and has served as Senior Vice President and Chief Financial Officer of the Company since, December 1995. From 1992 until September 1995, Mr. King was Executive Vice President, Secretary, Treasurer and Chief Financial Officer of SI Diamond Technology, Inc., a publicly traded technology development company. From 1988 to 1991, he served as Assistant Secretary and Treasurer of The Permian Corporation, the general partner of Permian Partners L.P., a publicly traded crude oil, trucking, transportation and distribution master limited partnership. From 1979 to 1988, Mr. King served in a number of positions as a certified public accountant with Arthur Andersen LLP.

         William J. Lynch, age 54, became a director in May 1996. Mr. Lynch is a Managing Director of Capstone Partners, LLC, a special situation venture capital firm. From October 1989 to March 1996, Mr. Lynch was a partner of the law firm of Morgan, Lewis & Bockius LLP. Mr. Lynch is an investor in Notre Capital Ventures II, L.L.C. ("Notre"), a venture capital firm which specializes in consolidating fragmented businesses and which was the principal founder of the Company.

         Thomas A. Werbe, age 45, became a director in May 1996. Mr. Werbe is the President of Grosvenor Bus Lines, Inc., a subsidiary of the Company ("Gray Line SF") and has been a director of Gray Line SF for more than five years.

         The vote of a plurality of holders of the outstanding shares of Common Stock present in person or represented by duly executed proxy at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a Class I director of the Company (i.e., the four director nominees receiving the greatest number of votes cast will be elected, regardless of the number withheld from voting for the election of such director nominees).

INCUMBENT DIRECTORS

         Class II - TERMS EXPIRING AT 1998 ANNUAL MEETING

         Charles D. Busskohl, age 64, became a director in May 1996 and is the Chief Executive Officer of Arrow Stage Lines, Inc., a subsidiary of the Company ("Arrow"), a position he has held for 35 years. Mr. Busskohl was a founder of the United Motorcoach Association, a motorcoach trade association.

         Richard H. Kristinik, age 57, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since March 1996. Prior to that time, Mr. Kristinik was a Partner with Arthur Andersen LLP from 1973 to March 1996, serving in its Houston office for all those years, except for the period from 1979 to 1984, when he served as Managing Partner of the Tulsa office, and the period from 1985 to 1989, when he served as Managing Partner of the Denver office.

         Paul M. Verrochi, age 48, became a director in May 1996. Mr. Verrochi served as Chairman of the Board of American Medical Response, Inc., a publicly traded provider of ambulance service, since its inception in February 1992 through March 1997, upon the purchase of the company by Laidlaw, Inc. Since February 1992, he has also been a Principal of Exel Holdings, Ltd., and since March 1996, he has been a Principal of Exel Motorcoach Partners, LLC, a privately-held investment firm he co-founded. From April 1989 to December 1990, Mr. Verrochi was President of Allwaste Asbestos Abatement, Inc., a subsidiary of Allwaste, Inc. Mr. Verrochi was a founder of American Environmental Group, a regional asbestos abatement company, and served as Chairman of its Board of Directors from July 1987 until April 1989, when it was acquired by Allwaste, Inc.

         Class III - TERMS EXPIRING AT 1999 ANNUAL MEETING

         Steven S. Harter, age 34, has been a director of the Company since September 1995. Mr. Harter is President of Notre. Mr. Harter was Senior Vice President of Notre Capital Ventures, Ltd. from June 1993 through July 1995 and was the Notre principal primarily responsible for the initial public offerings of US Delivery Systems, Inc. and Physicians Resource Group, Inc. From April 1989 to June 1993, Mr. Harter was Director of Mergers and Acquisitions for Allwaste, Inc., a publicly traded environmental services company.

         Gerald Mercadante, age 50, became a director in, and has served as Senior Vice President-Northeast Region Operations since, May 1996. Mr. Mercadante was a co-founder of Leisure Time Tours, Inc., a subsidiary of the Company ("Leisure"), and has served as President and Chief Executive Officer of Leisure since 1980.

         John Mercadante, Jr., age 52, became a director in, and has served as President and Chief Operating Officer of the Company since, May 1996. Mr. Mercadante co-founded Leisure with his brother, Gerald Mercadante, in 1970 and acquired Cape Transit Corp., a subsidiary of the Company doing business as Adventure Trails ("Adventure Trails"), a subsidiary of the Company, in 1988. Mr. Mercadante has served as the President and Chief Operating Officer of Adventure Trails since 1988. Mr. Mercadante is currently the President of the Atlantic City Bus Operators Association and a director of the New Jersey Motor Bus Association, both motorcoach trade associations.


                        GENERAL INFORMATION WITH RESPECT
                            TO THE BOARD OF DIRECTORS

MEETINGS

         During the year ended December 31, 1996, the Board of Directors held three meetings and acted four times by unanimous consent. During 1996, each member of the Board of Directors attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors of which such director was a member. There are five standing committees of the Board of Directors.

COMMITTEES OF THE BOARD

         Audit Committee. The Audit Committee consists of William J. Lynch (Chairman), Steven S. Harter and Paul M. Verrochi. The Audit Committee: (i) makes recommendations to the Board of Directors with respect to the independent auditors who conduct the annual examination of the Company's accounts; (ii) reviews the scope of the annual audit and meets periodically with the Company's independent auditors to review their findings and recommendations; (iii) reviews quarterly financial information and earnings releases prior to dissemination to the public; (iv) approves major accounting policies or changes thereto; and (v) periodically reviews principal internal controls to assure that the Company is maintaining a sound and modern system of financial controls. During 1996, the Audit Committee held three meetings.

         Acquisition Committee. The Acquisition Committee consists of Richard H. Kristinik, (Chairman), Charles D. Busskohl, Gerald Mercadante and John
Mercadante. The Acquisition Committee reviews and monitors the strategic direction of the Company's acquisition program and, within guidelines established by the full Board of Directors, has authority to approve offers and the form of consideration to be offered for the acquisition of other businesses. During 1996, the Acquisition Committee did not meet because all acquisition activity was approved by the full Board of Directors.

         Compensation Committee. The Compensation Committee consists of Paul M. Verrochi (Chairman), Steven S. Harter and William J. Lynch. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. This committee also performs the duties of administration with respect to the Company's incentive compensation plan. See "Report of Compensation Committee on Executive Compensation." During 1996, the Compensation Committee held two meetings.

         Executive Committee. The Executive Committee consists of Richard H. Kristinik (Chairman), Frank P. Gallagher and John Mercadante, Jr. The Executive Committee has such authority as is delegated to it from time to time by the full Board of Directors. During 1996, the Executive Committee did not meet.

         Nominating Committee. The Nominating Committee consists of Thomas A. Werbe (Chairman), Frank P. Gallagher and Lawrence K. King. The Nominating Committee reviews the size and composition of the Board of Directors, designates new directors by classes, interviews new director candidates and makes recommendations with respect to nominations for the election of directors. The Nominating Committee will consider suggestions from stockholders for nominees to serve as directors, if such proposals are submitted in writing to the Corporate Secretary at the Company's corporate offices. During 1996, the Nominating Committee did not meet.

DIRECTORS' COMPENSATION

         During 1996, each non-employee director was paid a fee of $2,000 for each meeting of the full Board. Non-employee directors of the Company also receive $1,000 for each committee meeting attended, unless held the same day as a meeting of the full board, and are reimbursed for all expenses relating to attendance at meetings. The Company paid aggregate fees of $30,000 to non-employee directors of the Company in connection with the Board of Directors' and committee meetings in 1996. The Company does not pay director fees to directors who also are employees of the Company. No member of the Board of Directors was paid compensation during 1996 for his service as a director of the Company other than pursuant to the standard compensation arrangement described above. Non-employee directors also receive annual stock option awards pursuant to the Company's 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in March 1996.

         The Directors' Plan provides for the automatic grant to each non-employee director of an option to purchase 10,000 shares of Common Stock upon such person's initial election as a director. In addition, options to purchase 10,000 shares of Common Stock were granted to each of the Company's incumbent directors upon the effectiveness of the Company's registration
statement   relating  to  its  initial  public  offering  (the  "Initial  Public
Offering") pursuant to the Directors' Plan. The Directors' Plan also provides for an automatic annual grant to each non-employee director of an option to purchase 5,000 shares of Common Stock at each annual meeting of stockholders following the Initial Public Offering; provided, however, that if the first annual meeting of stockholders following a person's initial election as a non-employee director is within three months of the date of such election, such person will not be granted an option to purchase 5,000 shares of Common Stock at such annual meeting. These options will have an exercise price per share equal to the fair market value of a share at the date of grant. The options granted to Messrs. Harter, Lynch and Verrochi, effective upon the commencement of the Initial Public Offering, have an exercise price equal to $14 per share, the initial public offering price. Options granted under the Directors' Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director, and options will be immediately exercisable. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" that may be settled at future dates, as elected by the director. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of March 31, 1997 with respect to beneficial ownership of the Company's Common Stock by (i) each director, (ii) each executive officer, (iii) the executive officers and directors as a group, and (iv) each person known to the Company who beneficially owns 5% or more of the outstanding shares of its Common Stock. The address of all such persons, with the exception of Mr. Kuchin, is c/o Coach USA, Inc., One Riverway, Suite 600, Houston, Texas 77056. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                             Amount of Beneficial Ownership
                                                                             ------------------------------
         Beneficial Owner                                                    Shares          Percentage
         ----------------                                                    -------         -----------

     Richard H. Kristinik(1)...........................................      200,000             1.1%
     Kenneth Kuchin(2).................................................    1,115,219             6.1
     John Mercadante, Jr.(3)...........................................      397,425             2.2
     Douglas M. Cerny(4)...............................................       89,000               *
     Frank P. Gallagher(5).............................................      197,810             1.1
     Lawrence K. King(4)...............................................      114,000               *
     Gerald Mercadante(6)..............................................    1,056,400             5.8
     Charles D. Busskohl(7)............................................      413,141             2.3
     Steven S. Harter(8)...............................................      348,095             1.9
     William J. Lynch(9)...............................................       33,468               *
     Paul M. Verrochi(10)..............................................       95,000               *
     Thomas A. Werbe(11)...............................................      326,038             1.8
     All officers and directors as a group (11 persons)................    3,270,377            18.0%

----------
*      Less than one percent

(1) These shares of Common Stock are held by the Kristinik Family Partnership, of which Mr. Kristinik is a general partner. Does not include 200,000 shares of Common Stock underlying options which are not exercisable within 60 days.

(2) Includes 383,299 shares held by a trust for the benefit of Mr. Kuchin's sister for which Mr. Kuchin is a trustee, as to which Mr. Kuchin disclaims beneficial ownership. Mr. Kuchin, who served as the Company's Senior Vice President - Northwest Region, resigned from such position effective February 28, 1997. Mr. Kuchin's address is 60 Hodge Road, Princeton, New Jersey 08540.

(3) Includes 137,774 shares of Common Stock held by Mr. Mercadante's spouse, as to which shares Mr. Mercadante disclaims beneficial ownership, but does not include 100,000 shares of Common Stock underlying options which are not exercisable within 60 days.

(4) Does not include 100,000 shares of Common Stock underlying options which are not exercisable within 60 days.

(5) Includes 90,885 shares of Common Stock held by Mr. Gallagher's spouse, but does not include 100,000 shares of Common Stock underlying options which are not exercisable within 60 days.

(6) Includes 186,423 shares held by Mr. Mercadante's spouse, as to which shares Mr. Mercadante disclaims beneficial ownership.

(7) These shares of Common Stock are held by two family trusts for which Mr. Busskohl is a trustee.

(8) These shares of Common Stock are held by Harter Investment Partners, Ltd., of which Mr. Harter is a general partner. Includes 10,000 shares of Common Stock underlying options granted under the Directors' Plan which are currently exercisable and 33,714 shares of Common Stock held by the Victoria Harter and Phyllis Spisak Educational Trust, of which Mr. Harter's minor children are beneficiaries, as to which shares Mr. Harter disclaims beneficial ownership.

(9) Includes 10,000 shares of Common Stock underlying options granted under the Directors' Plan which are currently exercisable.

(10) Includes 10,000 shares of Common Stock underlying options granted under the Directors' Plan which are currently exercisable and 85,000 shares of Common Stock held in a trust for the benefit of Mr. Verrochi's
         children,   as  to  which  shares  Mr.  Verrochi  disclaims  beneficial ownership.

(11) These shares are held by the Robert K. Werbe Grantor Retained Annuity Trust for which Mr. Thomas Werbe is a trustee.

                               EXECUTIVE OFFICERS

       The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. Information concerning Messrs. Kristinik, Mercadante, King and Gallagher is set forth above under "Election of Directors." Information concerning Douglas M. Cerny is set forth below.

       Douglas M. Cerny, age 38, became Senior Vice President, General Counsel and Secretary of the Company in January 1996. From February 1994 through January 1996, he was Vice President and General Counsel of Medical Review Systems, Inc., a privately held health care cost-containment services company which was acquired by Equifax, Inc. in March 1995. Between March 1995 and January 1996, Mr. Cerny provided operational support in the transition of operations to Equifax, Inc. From July 1988 through February 1994, Mr. Cerny was Vice President and Corporate Counsel and then Vice President and General Counsel of Allwaste, Inc.

                       COMPENSATION OF EXECUTIVE OFFICERS

       The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers") during the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE


                                                                                                     Long-Term
                                                                                                    Compensation
                                                                                     Other           Securities
                                                                                     Annual          Underlying
                Principal Position                  Year (1)      Salary          Compensation       Options (#)
                ------------------                  --------      ------          ------------       -----------

Richard H. Kristinik...............................   1996     $  94,355(2)     $          --           200,000
     Chief Executive Officer
John Mercadante, Jr................................   1996        94,355(3)           32,617(4)         100,000
     President and Chief Operating Officer
Lawrence K. King...................................   1996        94,355(2)                --           100,000
     Senior Vice President - Chief Financial
     Officer
Frank P. Gallagher.................................   1996        94,355(3)                --           100,000
     Senior Vice President - Corporate
     Development
Douglas M. Cerny...................................   1996        94,355(2)           38,286(5)         100,000
     Senior Vice President - General Counsel

(1) The Common Stock of the Company became registered under Section 12 of the Securities Exchange Act of 1934, as amended, effective May 10, 1996.

(2) Represents less than one full year's compensation; pursuant to agreement between the officer and the Company, no compensation was paid to such officer until May 14, 1996, the date on which the registration statement with respect to the Company's initial public offering became effective.

(3) Represents less than one full year's compensation; pursuant to agreement between the officer and the Company, such officer did not begin to earn compensation until May 17, 1996, the date of the closing of the Company's initial public offering. Does not include amounts paid to such officer by subsidiaries of the Company prior to the May 17, 1996 mergers between the Company and such subsidiaries.

(4) Consists of approximately $32,617 in moving expenses and expenses relating to maintaining dual residences prior to permanent relocation to Houston.

(5) Consists of approximately $38,286 in moving expenses and expenses relating to maintaining dual residences prior to permanent relocation to Houston.

                                  STOCK OPTIONS

         The following table reflects certain information regarding stock options granted to the Named Executive Officers during 1996.

                              OPTION GRANTS IN 1996


                                                   Individual Grants
                                -------------------------------------------------------   Potential Realizable Value
                                Number of                                                   at Assumed Annual Rates
                                Securities                                                     of Stock Price
                                Underlying     Percent of Total                            Appreciation for Option
                                 Options      Options Granted to   Exercise  Expiration            Term
Name                            Granted(1)    Employees in 1996     Price       Date       5%($)          10%($)
----                            ----------    -----------------     -----       ----       -----          ------




Richard H. Kristinik.........      200,000          11.8%         $  14.00     5/14/06    $  1,760,905    $ 4,462,479
John Mercadante, Jr..........      100,000            5.9            23.75     8/30/06       1,493,625      3,785,138
Lawrence K. King.............      100,000            5.9            14.00     5/14/06         880,452      2,231,239
Frank P. Gallagher...........      100,000            5.9            23.75     8/30/06       1,493,625      3,785,138
Douglas M. Cerny.............      100,000            5.9            14.00     5/14/06         880,452      2,231,239

         The following table reflects certain information concerning the number of unexercised options held by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 1996. No options were exercised by the Named Executive Officers during the year ended December 31, 1996.

                           YEAR END 1996 OPTION VALUES


                                                 Number of                   Value of Unexercised
                                            Unexercised Options             "In-the-Money" Options
                                          at December 31, 1996(#)           at December 31, 1996(1)
                                          -----------------------           -----------------------
               Name                    Exercisable    Unexercisable      Exercisable    Unexercisable
               ----                    -----------    -------------      -----------    -------------

Richard H. Kristinik...............        -0-           200,000             -0-      $  3,000,000
John Mercadante, Jr................        -0-           100,000             -0-           525,000
Lawrence K. King...................        -0-           100,000             -0-         1,500,000
Frank P. Gallagher.................        -0-           100,000             -0-           525,000
Douglas M. Cerny ..................        -0-           100,000             -0-         1,500,000

----------
(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The exercise price of the options granted to Messrs. Kristinik, King and Cerny is $14.00 per share and the exercise price of the options granted to Messrs. Mercadante and Gallagher is $23.75 per share. The value of unexercised options for each of the Named Executive Officers represents the difference between the exercise price of such options and the closing market price of the Company's Common Stock on December 31, 1996 ($29.00 per share).

                             STOCK PERFORMANCE GRAPH

         The following performance graph compares the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the Nasdaq Composite Index and a peer group stock index (the "Peer Group Index") defined as follows: 14 publicly-traded companies, which were formed to consolidate fragmented businesses within a particular industry ("Consolidators"). [The Company believes that because the number of companies which it considers to be industry competitors is limited and because the investment community generally categorizes the Company as a Consolidator, the Peer Group Index consisting of Consolidators will provide the most meaningful comparison of cumulative total return for its stockholders.] The cumulative total return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index and the Peer Group Index on May 17, 1996.

         The 14 companies that comprise the Peer Group Index are: American Medical Response, American Residential Services, COREStaff, Inc., Corporate Express, Inc., FYI Inc., Global DirectMail Corp., Ha-Lo Industries, Inc., Lamar Advertising Company, Physicians Sales and Service, Inc., PMT Services, Inc., Rural/Metro Corp., Summit Care Corp., United Waste Systems, Inc. and U.S. Office Products Co.

[GRAPHIC OMITTED]


                  Comparison of Cumulative Stockholder Returns*

                                5/14/96   5/31/96 6/30/96  7/31/96 8/31/96 9/30/96 10/31/96  11/30/96 12/31/96
                                -------   ------- -------  ------- ------- ------- --------  -------- --------

Coach USA, Inc.                   100       143     159      141     170     191     195       180      207
Peer Group Index                  100       101      98       88      89     100      91        85       94
Nasdaq Composite Index            100       101      96       88      93     100      99       105      105


         *Assumes $100 invested on May 17, 1996 in each of the Company's  Common
Stock,   the  Nasdaq  Composite  Index  and  the  Peer  Group  Index  (dividends reinvested).

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee, subject to the approval of the Board of Directors, determines the amount and form of compensation and benefits payable to all principal officers, including the Named Executive Officers, and certain other management personnel. The Compensation Committee currently consists of three (3) members, none of whom is a current or former employee or officer of the Company.

         The Compensation Committee has instituted an executive compensation structure designed to attract and retain highly qualified executives and motivate them to maximize stockholder returns. In order to reach this goal, the Named Executive Officers compensation has been weighted toward equity options, with base compensation as set forth in the employment agreements described below. See "Employment Agreements".

BASE SALARY

         In connection with the initial public offering, the Company has employment agreements with each of the six senior members of the management team, including the Chief Executive Officer, which provide for an annual base salary in the amount of $150,000 and bonuses as from time to time determined. In 1996 there were no bonuses paid to the executive officers of the Company. The Compensation Committee is aware that the cash compensation paid to executive officers is lower than compensation paid by other comparably sized publicly traded companies. Accordingly, the Compensation Committee may review the base salary amounts in the existing employment agreements as well as consider bonus grants in future periods.

INCENTIVE COMPENSATION

          In March 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Long-Term Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to provide is to provide senior management as well as other executive officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interests in the Company. Individual awards under the Incentive Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock.

         The Compensation Committee administers the Incentive Plan and generally selects the individuals who will receive awards and the terms and conditions of those awards. The maximum number of shares of Common Stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 1,500,000 shares or 15% of the aggregate number of shares of Common Stock outstanding. Shares of Common Stock attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

         The Incentive Plan will remain in effect until terminated by the Board of Directors. The Incentive Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

         In connection with the Initial Public Offering, NQSOs to purchase a total 200,000 shares of Common Stock were granted to Mr. Kristinik and NQSOs to purchase at total of 100,000 shares of Common Stock were granted to each of Messrs. Cerny and King pursuant to the Incentive Plan. In August of 1996, NQSOs to purchase a total of 100,000 shares of Common Stock were granted to each of Messrs. Gallagher and Mercadante pursuant to the Incentive Plan. The grants to Messrs. Kristinik, Cerny and King have an exercise price equal to $14 per share, the initial public offering price, and the grants to Messrs. Gallagher and Mercadante have an exercise price equal to $23.75 per share, the market price of the Common Stock on the date of the grant. The options granted to Messrs. Kristinik, Cerny and King vest at the rate of 20% per year commencing on June 30, 1997, and expire 10 years from the date of grant or three months following termination of employment. The options granted to Messrs. Gallagher and Mercadante also vest at the rate of 20% per year and expire 10 years from the date of grant or three months following termination of employment.

         This report is furnished by the Compensation Committee of the Board of Directors.

                                               Paul M. Verrochi:  Chairman
                                               Steven S. Harter
                                               William J. Lynch

                              EMPLOYMENT AGREEMENTS

         Messrs. John Mercadante, Gallagher and Gerald Mercadante each entered into an employment agreement, effective as of May 17, 1996, with the Company and one of the companies that merged with and into and became wholly-owned subsidiaries of the Company in connection with the Initial Public Offering (the "Founding Companies") providing for an annual base salary of $150,000 and a bonus to be determined annually. Each employment agreement is for a term of five years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each of these agreements provides that, in the event of a termination of employment by the Company without cause during the first three years of the employment term (the "Initial Term"), the employee will be entitled to receive from the Company an amount equal to his then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment without cause during the final two years of the initial five year term of the employment agreement, the employee will be entitled to receive an amount equal to his then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the Initial Term, if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during the Initial Term. In addition, the non-competition provisions of the employment agreement would not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment agreement and receive in one lump sum two times the amount he would receive pursuant to a termination without cause during the Initial Term. In such an event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination. Each of Messrs. Busskohl and Robert Werbe has entered into an employment agreement with Arrow and Gray Line SF, respectively, containing substantially similar terms.

         Messrs. Kristinik, Cerny and King each entered into an employment agreement with the Company, effective as of May 17, 1996, providing for an annual base salary of $150,000 and a bonus to be determined annually. Each employment agreement is for a term of three years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each of these agreements provides that, in the event of termination of employment by the Company without cause, the employee will be entitled to receive from the Company an amount equal to one year's salary, payable in one lump sum on the effective date of termination. In the he event of a change in control of the Company (as defined in the agreement) during the initial three-year term, if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during such initial term. In addition, the non-competition provisions of the employment agreement would not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during such initial term. In such an event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination.

         Each employment agreement contains a covenant not to compete with the Company for a period equivalent to the longer of two years immediately following termination of employment, or in the case of or termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION OF THE COMPANY

         In connection with the its formation, the Company issued approximately 147 shares of Common Stock for $1,000 to Notre. Steven S. Harter, a director of the Company, is the President of Notre. The Company subsequently declared a stock dividend of 9,999 shares of Common Stock for each share of Common Stock outstanding. In addition, the Company sold 692,000 shares (as adjusted for the stock dividend) of Common Stock at $.01 per share to various members of management, including: Richard H. Kristinik -- 200,000 shares of Common Stock, Lawrence K. King -- 114,000 shares of Common Stock and Douglas M. Cerny -- 114,000 shares of Common Stock. The Company issued 75,000 shares of Common Stock to a trust for the benefit of the children of Paul M. Verrochi, who became a director of the Company upon the commencement of the Initial Public Offering, and granted options to purchase 10,000 shares of Common Stock, effective upon the commencement of the Initial Public Offering, to Messrs. Verrochi and Harter and to William J. Lynch, who also became a director of the Company upon the commencement of the Initial Public Offering and who is an investor in Notre. In addition, Notre advanced funds to the Company to facilitate the consummation mergers of the Founding Companies with and into the Company and the Initial Public Offering. All of such advances were made on a noninterest-bearing basis. A portion of the amount advanced was repaid out of the proceeds of the Initial Public Offering, and, as of December 31, 1996, all such advances had been repaid in full.

         Simultaneously with the closing of the Initial Public Offering, the Company acquired by merger all of the issued and outstanding stock of the six Founding Companies, at which time each Founding Company became a wholly-owned subsidiary of the Company. The aggregate consideration paid by the Company in the consummating such transactions was approximately $95.2 million, consisting of approximately $23.8 million in cash and 5,099,687 shares of Common Stock. In addition, immediately prior to such transactions, certain of the Founding Companies made distributions of approximately $4.5 million, representing S Corporation earnings previously taxed to their respective stockholders. Also, prior to such transactions, certain of the Founding Companies distributed to their respective stockholders approximately $4.2 million in net book value of assets and approximately $700,000 of related liabilities.

         Pursuant to the agreements entered into in connection with such transactions, the stockholders of the Founding Companies agreed not to compete with the Company for five years, commencing on the date of consummation of the Initial Public Offering.

         Prior to the Initial Public Offering, each of the Founding Companies incurred indebtedness which was personally guaranteed by its stockholders or by entities controlled by its stockholders. At December 31, 1995, the aggregate amount of indebtedness of these Founding Companies that was subject to personal guarantees was approximately $11.6 million. The Company repaid substantially all of such indebtedness immediately following the consummation of the Initial Public Offering and has assumed all remaining payment obligations.

         In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain executive officers, directors, key employees and holders of more than 5% of the outstanding shares of the Company, together with their spouses and trusts for which they act as trustees, received cash and shares of Common Stock of the Company as follows: Mr. Kuchin -- $7,267,324 and 1,211,219 shares of Common Stock; Mr. Thomas Werbe -- $2,106,232 and 351,038 shares of Common Stock; Mr. Robert Werbe -- $526,558 and 87,760 shares of Common Stock; Mr. Gerald Mercadante -- $3,500,699 and 1,056,400 shares of Common Stock; Mr. Gallagher -- $934,036 and 197,810 shares of Common Stock; Mr. John Mercadante -- $2,384,550 and 397,425 shares of Common Stock; and Mr. Busskohl -- $585,892 and 550,451 shares of Common Stock.

         In November and December 1996, pursuant to registration rights previously granted to each of them by the Company, Kenneth Kuchin, Douglas M. Cerny, Charles D. Busskohl and the Robert K. Werbe Grantor Retained Annuity
Trust sold 96,000, 25,000, 137,310 and 25,000 shares of the Company's Common Stock, respectively, in a public offering registered with the Securities and Exchange Commission at a price of $25.00 per share less underwriting discounts.

LEASES OF FACILITIES

         In connection with the Mergers, the Company assumed three leases from Suburban Transit Corp., a subsidiary of the Company ("Suburban") of properties in South Plainfield, Hightstown and New Brunswick, New Jersey that are owned by Mr. Sidney Kuchin and used by Suburban for its motorcoach operations. Mr. Sidney Kuchin is Mr. Kenneth Kuchin's father and a former shareholder of Suburban. Suburban is responsible for all real estate taxes, insurance and maintenance. The terms of the leases are through October 31, 2030 and provide for aggregate annual rentals of approximately $342,000 with periodic 10% increases every five years commencing November 1, 1998. The Company believes that the rent for such properties does not exceed the fair market rental thereof.

         In connection with the merger of Community with and into the Company, the Company assumed leases by Community of properties used by Community in its motorcoach operations in Passaic, New Jersey that are owned by companies controlled by Mr. Frank P. Gallagher and members of his family. Community is responsible for all real estate taxes, insurance and maintenance. The terms of the leases are for five years and provide for five one year extensions in favor of the Company. The leases commenced January 1, 1996 and provide for aggregate annual rentals of approximately $195,000. The Company believe that such rental does not exceed the fair market rental value for such properties.

         In connection with the merger of Leisure with and into the Company, two properties previously owned by Leisure and used for its motorcoach operations with a net book value of $1,879,000 as of December 31, 1995 were distributed, without payment of consideration to Leisure or the Company to an entity controlled by the prior stockholders of Leisure, including Mr. Gerald Mercadante, and then leased to the Company. These leases were negotiated between the General Counsel of the Company and counsel for Leisure. These leases have terms of five years and 10 years, respectively, with an option in favor of the Company to extend the leases for five or 10 years at the end of the original lease period, and provide for aggregate annual rentals of approximately $77,000. Leisure is responsible for all real estate taxes, insurance and maintenance.

         In connection with the merger of Arrow with and into the Company, certain properties owned by Arrow with a net book value of $1,412,000 as of September 30, 1995 were distributed, without payment of consideration to Arrow or the Company, to the prior stockholders of Arrow, including trusts for which Mr. Charles Busskohl acts as a trustee, and then leased to the Company. These leases were negotiated between the General Counsel of the Company and counsel for Arrow and are for a term of five years with three renewal options for five years and provide for aggregate annual rentals of approximately $76,000. Arrow is responsible for all real estate taxes, insurance and maintenance.

         The Company believes that, if possible, it is to the Company's advantage not to own real property. Accordingly, the Company required Leisure and Arrow to distribute real property owned by such companies to their stockholders or entities controlled by their stockholders prior to merger of such companies with and into the Company. As a result of the Company's bias against owning real property, it did not value the properties distributed to the stockholders of Leisure and Arrow nor did it take any such value into account when negotiating the consideration to be paid for such companies. The rental amount paid by the Company on the leases of such properties was negotiated as described above based on the historical cost to Leisure and Arrow of having those properties in their respective businesses. The Company believes that such rental amount does not exceed the fair market rental value for such properties.

OTHER TRANSACTIONS

         Gray Line SF owed Grosvenor Properties, Ltd., a company owned by Mr. Robert K. Werbe and his brother, approximately $300,000 as of October 31, 1995. This loan bore interest at the prime rate plus 1% and was to mature in October 2000. Gray Line SF owed Mr. Robert K. Werbe approximately $256,000 as of October 31, 1994, and Mr. Robert K. Werbe owed Gray Line SF approximately $229,000 as of October 31, 1995. These were unsecured, noninterest-bearing and payable upon demand.

         Community owed Ms. Alice Gallagher, a shareholder of Community, approximately $171,000 as of December 31, 1995. These loans were unsecured, bore interest at 10.5% and were payable in monthly installments of approximately $12,000.

         Adventure  owed  Mr.  John  Mercadante  and  his  sister  approximately
$315,000   as   of   December   31,   1995.    These   loans   were   unsecured,
noninterest-bearing and payable upon demand.

         Suburban had outstanding accounts receivable from Mr. Kenneth Kuchin totaling $194,000 and Sidney Kuchin totaling $458,000 as of December 31, 1995. These receivables were unsecured, noninterest-bearing and payable on demand.

         All of the loans to and from the Founding Companies described in this section were repaid in connection with the Initial Public Offering.

         The Company has negotiated agreements, effective as of March 21, 1996, with each of Exel Holdings, Ltd. and Exel Motorcoach Partners LLC (collectively referred to as "Exel") whereby Exel will provide introductions to other motorcoach businesses and other consulting services for a term of three years. The consideration payable to Exel is approximately $100,000 per year. In addition, Exel will be paid a commission on any acquisition completed by the Company with motorcoach businesses introduced to it by Exel, based on a formula ranging from 5% of the first $1,000,000 of consideration paid for the acquired business to 1% of the consideration in excess of $4,000,000 paid for such business. Mr. Verrochi, who became a director of the Company upon the commencement of the Initial Public Offering, is a principal of Exel. In connection with acquisitions by the Company in 1996, the Company paid Exel commissions of $513,600, based on the formula outlined above.

COMPANY POLICY

         The Board of Directors of the Company has instituted a policy, effective as of March 21, 1996, requiring all transactions between the Company and its officers, directors and holders of more than 5% of the Common Stock to be approved by the majority of the Board of Directors, including a majority of the disinterested Directors.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         In 1996, the members of the Compensation Committee were Messrs. Verrochi, Harter and Lynch. Mr. Harter is the president of Notre. Notre advanced funds to the Company on a non-interest bearing basis in connection with the Initial Public Offering and certain mergers consummated in connection therewith. A portion of such advances were repaid with the proceeds of the Initial Public Offering. As of December 31, 1996, the aggregate amount of all such advances had been repaid in full. Mr. Lynch is an investor in Notre.

                 ADOPTION OF AMENDED AND RESTATED CERTIFICATE OF
               INCORPORATION TO INCREASE THE COMPANY'S AUTHORIZED
                            COMMON STOCK (Proposal 2)

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. THE SHARES OF COMMON STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS OTHERWISE SPECIFIED.

         The Company is currently authorized to issue 30,000,000 shares of Common Stock. At the Annual Meeting, a vote will be taken on the proposal to adopt the Company's Amended and Restated Certificate of

Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 100,000,000. The authorized number of shares of the Company's preferred stock, par value $.01 per share, will remain at 500,000. If the amendment is approved by the stockholders, the first paragraph of Article Four of the Company's Amended and Restated Certificate of Incorporation, as amended, will read as follows:

                  The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred million five hundred thousand (100,500,000) shares, of which five hundred thousand (500,000) shares, designated as Preferred Stock, shall have a par value of One Cent ($.01) per share (the "Preferred Stock"), and one hundred million (100,000,000) shares, designated as Common Stock, shall have a par value of One Cent ($.01) per share (the "Common Stock").

         The Board of Directors has proposed the increase in the number of authorized shares of Common Stock to assure that an adequate supply of shares of Common Stock are available for general corporate purposes, including, future acquisitions, raising additional capital, and stock dividends and splits. The Board of Directors believes that an increase in the total number of shares of Common Stock authorized will better enable the Company to meet its future needs and give it greater flexibility to respond quickly to advantageous business situations.

                      APPOINTMENT OF AUDITORS (Proposal 3)

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 1997. THE SHARES OF COMMON STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS OTHERWISE SPECIFIED.

         At the Annual Meeting a vote will be taken on the proposal to ratify the appointment by the Board of Directors of Arthur Andersen LLP, independent certified public accountants, as auditors of the Company's consolidated financial statements for the year ending December 31, 1997. Arthur Andersen audited the consolidated financial statements of the Company for the year ended December 31, 1996.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to appropriate questions.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

         Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1996, the Company believes that all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely fulfilled during 1996.

                                 ANNUAL REPORTS

         The Company's Annual Report to stockholders, together with its Annual Report on Form 10-K for the year ended December 31, 1996, accompanies this Proxy Statement. The Company filed its Annual Report on Form 10-K for the year ended December 31, 1996 with the Securities and Exchange Commission on March 31, 1997. A copy of the Form 10-K, including any financial statements and schedules and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. Written requests for copies of the report should be directed to Douglas M. Cerny, Secretary, Coach USA, Inc., One Riverway, Suite 600, Houston, Texas 77056.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 5, 1998, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

                                  OTHER MATTERS

         The Board of Directors knows of no matters that are expected to be presented at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

                                 COACH USA, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

             Solicited by the Board of Directors of Coach USA,Inc.


         The undersigned hereby appoints Richard H. Kristinik and Douglas M. Cerny, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Coach USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on June 5, 1997, or at any adjournment or postponement thereof, as follows:

         Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

                        PROPOSAL 1: ELECTION OF DIRECTORS


        /_/ FOR all nominees listed below    /_/ WITHHOLD AUTHORITY for all
                                                 nominees listed below

         Frank P. Gallagher, Lawrence K. King, William J. Lynch and Thomas A. Werbe to hold office until the 2000 Annual Meeting and until their successors are elected and qualified.

         INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided here.

               -------------------------------------------


PROPOSAL 2: ADOPTION OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO
              INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK


/_/      FOR            /_/       AGAINST             /_/     ABSTAIN

PROPOSAL 3: APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS FOR THE COMPANY


/_/      FOR            /_/       AGAINST             /_/     ABSTAIN


         Please check the following box if you plan to attend the Annual Meeting of Stockholders in person. /_/

         ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES), "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.


                                     Dated:                 , 1997
                                           -----------------

                                    ----------------------------------------
                                                Signature
                                    Please sign  exactly as name appears on this
                                    card.   Joint   owners   should  each  sign.
                                    Executors, administrators, trustees, etc., should give their full titles.

Please complete, sign and promptly mail this proxy in the enclosed envelope.